                                                             Exhibit No. (12)



     KIMBERLY-CLARK  CORPORATION  AND  SUBSIDIARIES
     COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES  -  RESTATED
     (DOLLAR  AMOUNTS  IN  MILLIONS)                              --------

                                                Year  Ended  December  31
                                     ------------------------------------------------
                                      1998(a)   1997(b)    1996(c)   1995(d)    1994
                                     ------------------------------------------------

Consolidated Companies
------------------------------------
Income before income taxes            $1,523.3  $1,352.7  $1,507.4   $730.1   $1,147.9
Interest expense                         198.7     164.8     186.7     245.5     270.5
Interest factor in rent expense           52.3      49.8      45.7      36.1      41.9
Amortization of capitalized interest       9.4       9.0       8.6       9.7       9.2

Equity Affiliates
------------------------------------
Share of 50%-owned:
Income before income taxes                47.6      51.2      49.3      40.6      48.0
Interest expense                           9.9       7.1       9.5       18.5      15.3
Interest factor in rent expense            1.2        .7        .7        .8        .7
Amortization of capitalized interest        .5        .6        .7        .7        .6
Distributed income of less than
50%-owned                                 98.1      62.5      48.4      25.1      41.4
                                      --------  --------  --------  --------  --------

Earnings                              $1,941.0  $1,698.4  $1,857.0  $1,107.1  $1,575.5
                                      ========  ========  ========  ========  ========

Consolidated Companies
------------------------------------
Interest expense                      $  198.7    $164.8    $186.7    $245.5    $270.5
Capitalized interest                      12.4      17.0      13.9      8.8       20.6
Interest factor in rent expense           52.3      49.8      45.7      36.1      41.9

Equity Affiliates
------------------------------------
Share of 50%-owned:
Interest and capitalized interest         10.0       7.5       9.5      18.9      15.4
Interest factor in rent expense            1.2        .7        .7        .8        .7
                                      --------  --------  --------  --------  --------

Fixed charges                         $  274.6    $239.8    $256.5    $310.1    $349.1
                                      ========  ========  ========  ========  ========

Ratio of earnings to fixed charges        7.07      7.08      7.24      3.57      4.51
                                      ========  ========  ========  ========  ========



Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on these facilities. S.D. Warren Company was sold on December 20, 1994, and is reflected as a discontinued operation in the consolidated income statement. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing
repayment  of  these  obligations.    No  losses  are  expected  from  these
arrangements and they have not been included in the computation of earnings to fixed charges.

(a) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $377.8 million for the business improvement and other programs and $42.3 million for Mobile pulp mill fees and severances. Excluding these charges, the ratio of earnings to fixed charges was 8.60.

(b) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $478.3 million for the business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 9.08.

(c) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $429.9 million for the business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 8.92.

(d) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $814.3 million for the business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 6.20.